UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 14, 2010
THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number including area code: (212) 902-1000
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On July 15, 2010, the Securities and Exchange Commission and The Goldman Sachs Group, Inc. (Group Inc.) announced that Goldman, Sachs & Co. (Goldman) has agreed to a settlement with the SEC to resolve the SEC’s pending case against Goldman relating to disclosures in the ABACUS 2007-AC1 CDO offering. The terms of the settlement are reflected in a Consent, dated July 14, 2010, and a form of Final Judgment, each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated by reference into this Item 8.01.
     The form of Final Judgment provides for the payment of penalties and disgorgement aggregating $550 million, the implementation of certain remedial measures focused on offerings of mortgage-related securities, and certain injunctive relief.
     Goldman entered into the settlement without admitting or denying the SEC’s allegations. As part of the settlement, however, Goldman acknowledged “that the marketing materials for the ABACUS 2007-AC1 transaction contained incomplete information. In particular, it was a mistake for the Goldman marketing materials to state that the reference portfolio was “selected by” ACA Management LLC without disclosing the role of Paulson & Co. Inc. in the portfolio selection process and that Paulson’s economic interests were adverse to CDO investors. Goldman regrets that the marketing materials did not contain that disclosure.”
     Group Inc. understands that the SEC staff also has completed a review of a number of other Goldman mortgage-related CDO transactions and does not anticipate recommending any claims against Goldman or any of its employees with respect to those transactions based on materials it has reviewed. Group Inc. recognizes that, as is always the case, the SEC has reserved the right to reopen those matters based on new information.
     The settlement is subject to the approval of the United States District Court for the Southern District of New York.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are being filed as part of this Report on Form 8-K:
99.1	Consent of Goldman, Sachs & Co., dated July 14, 2010.

99.2	Form of Final Judgment as to Goldman, Sachs & Co. in Securities and Exchange Commission v. Goldman, Sachs & Co. and Fabrice Tourre.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC.
(Registrant)
Date: July 15, 2010	By:	/s/ Gregory K. Palm
		Name:	Gregory K. Palm
		Title:	Executive Vice President and General Counsel

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